                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                             THE THOMSON CORPORATION

                         MARQUEE ACQUISITION CORPORATION

                                       and

                               PRIMARK CORPORATION

                            Dated as of June 5, 2000

                                                                  EXECUTION COPY


         This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2000 (this "AGREEMENT"), among THE THOMSON CORPORATION, a corporation incorporated under the laws of Ontario, Canada ("PARENT"), MARQUEE ACQUISITION CORPORATION, a Michigan corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and PRIMARK CORPORATION, a Michigan corporation (the "COMPANY"),

                              W I T N E S S E T H :

         WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "OFFER") to acquire all the shares of common stock, no par value, of the Company (the "SHARES") that are issued and outstanding for $38.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT"), net to each seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

         WHEREAS, the Board of Directors of the Company (the "BOARD") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

         WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "MERGER") of Purchaser with and into the Company in accordance with the Michigan Business Corporation Act ("MICHIGAN LAW"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

         WHEREAS, certain key employees have entered into employment agreements to be effective as of the Effective Time; and

         WHEREAS, Parent, Purchaser and the Company's Chief Executive Officer, Chief Financial Officer and General Counsel (the "SHAREHOLDERS") have entered into Shareholder Agreements, dated as of the date hereof (the "SHAREHOLDER AGREEMENTS"), providing that, among other things, the Shareholders shall (i) tender their Shares into the Offer, and (ii) vote their Shares in favor of the Merger, if applicable, in each case subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. DEFINITIONS. (a) For purposes of this Agreement:

                  "ACQUISITION PROPOSAL" means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any material Subsidiary or (B) over 15% of any class of equity securities of the Company or of any material Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any material Subsidiary; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any material Subsidiary, other than the Transactions; PROVIDED, HOWEVER, that for purposes of Section 9.03 hereof each reference herein to "15%" shall be changed to "35%". An Acquisition Proposal includes a Superior Proposal.

                  "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

                  "BENEFICIAL OWNER", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

                  "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

                  "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                  "ENVIRONMENTAL LAWS" means any United States federal, state, local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health or natural resources.

                  "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
         (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Authority pursuant to any Environmental Law.

                  "INTELLECTUAL PROPERTY" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

                  "KNOWLEDGE OF THE COMPANY" means the actual knowledge of the individuals set forth in Section 1.01 of the Disclosure Schedule.

                  "MATERIAL ADVERSE EFFECT" means any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that events, circumstances, changes and effects that are generally applicable to (i) the financial information services industry, or (ii) the United States economy shall not constitute a Material Adverse Effect PROVIDED that the Company and its Subsidiaries are not disproportionately affected thereby.

                  "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                  "SEC REPORTS" means (i) the Company's Annual Reports on Form 10-K for the fiscal years ended December 31,1997, 1998 and 1999, respectively, (ii) the Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2000, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since April 30, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since April 30, 1999.

                  "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority.

                  The following terms have the meaning set forth in the Sections set forth below:


                  Defined Term                                                            Location of Definition
                  ------------                                                            ----------------------
                  Action                                                                         4.09
                  Agreement                                                                      Preamble
                  Blue Sky Laws                                                                  4.05(b)
                  Board                                                                          Recitals
                  Certificate of Merger                                                          3.02
                  Certificates                                                                   3.08(b)


                                       5

                  Code                                                                           4.10(a)
                  Company                                                                        Preamble
                  Company Licensed Intellectual Property                                         4.14(b)
                  Company Material Contracts                                                     4.18(a)
                  Company Owned Intellectual Property                                            4.14(c)
                  Company Preferred Stock                                                        4.03
                  Company Required Approvals                                                     4.05
                  Company Stock Option                                                           3.07
                  Company Stock Option Plans                                                     3.07
                  Confidentiality Agreement                                                      7.04(b)
                  Disclosure Schedule                                                            4.01(b)
                  Effective Time                                                                 3.02
                  Environmental Permits                                                          4.16
                  ERISA                                                                          4.10(a)
                  Exchange Act                                                                   2.01(a)
                  Expenses                                                                       9.03(a)
                  Fee                                                                            9.03(a)
                  GAAP                                                                           4.07(b)
                  Governmental Authority                                                         4.05(b)
                  HSR Act                                                                        4.05(b)
                  IRS                                                                            4.10(a)
                  Law                                                                            4.05(a)
                  Liens                                                                          4.13(b)
                  Material Subsidiary                                                            4.01(c)
                  Merger                                                                         Recitals
                  Merger Consideration                                                           2.01(a)
                  Minimum Condition                                                              2.01(a)
                  Michigan Law                                                                   Recitals
                  Multiemployer Plan                                                             4.10(b)
                  Multiple Employer Plan                                                         4.10(b)
                  New Plan                                                                       7.06(b)
                  Non-U.S. Benefit Plan                                                          4.10(h)
                  Offer                                                                          Recitals
                  Offer Documents                                                                2.01(b)
                  Offer to Purchase                                                              2.01(b)
                  Parent                                                                         Preamble
                  Paying Agent                                                                   3.09(a)
                  Permits                                                                        4.06
                  Permitted Liens                                                                4.13(b)
                  Per Share Amount                                                               Recitals
                  Plans                                                                          4.10(a)


                                       6


                  Proxy Statement                                                                4.12
                  Purchaser                                                                      Preamble
                  Retained Employees                                                             7.06
                  Rights                                                                         4.03
                  Rights Agreement                                                               4.03
                  Schedule 14D-9                                                                 2.02(b)
                  Schedule TO                                                                    2.01(b)
                  SEC                                                                            2.01(a)
                  Securities Act                                                                 4.07(a)
                  Shares                                                                         Recitals
                  Shareholder Agreements                                                         Recitals
                  Shareholders                                                                   Recitals
                  Shareholders' Meeting                                                          7.01(a)
                  Subsidiary                                                                     4.01(a)
                  Superior Proposal                                                              7.05
                  Surviving Corporation                                                          3.03
                  Transactions                                                                   2.02(a)
                  1999 Balance Sheet                                                             4.07(c)


                                   ARTICLE II

                                    THE OFFER

                  SECTION 2.01. THE OFFER. (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable and in any event within ten (10) business days after the date hereof. The obligation of Purchaser to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer shall be subject to the condition (the "MINIMUM CONDITION") that at least the number of Shares that shall constitute 51% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights (other than the Rights (as defined in Section 4.03)) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and also shall be subject to the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition other than the Minimum Condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto, modifies or amends any condition to the Offer in any manner materially adverse to the holders of Shares or, except as provided herein or required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") applicable to the Offer, change the expiration date of the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived until such conditions are satisfied or waived (except that the Minimum Condition may not be waived); PROVIDED, HOWEVER, that no such extension shall extend the Offer beyond October 31, 2000, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer, or (iii) extend the Offer for one or more periods, each not to exceed two business days and, in no event, in excess of an aggregate period of 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of outstanding Shares on a fully diluted basis. In addition, if, on the initial scheduled expiration date of the Offer, the sole condition remaining unsatisfied is that condition in clause (ii) of the introductory paragraph of Annex A, Purchaser shall extend the Offer from time to time until the earlier to occur of (A) December 31, 2000 and (B) the fifth business day after the satisfaction of such condition in clause (ii) of the introductory paragraph of Annex A. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). If the payment equal to the Per Share Amount in cash (the "MERGER CONSIDERATION") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

                  (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "OFFER

TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule TO before it is filed with the SEC. In addition, Parent and Purchaser agree to provide the Company and its counsel in writing with any comments, whether written or oral, Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.

                  SECTION 2.02. COMPANY ACTION. (a) The Company represents that
(i) the Board, at a meeting duly called and held on June 4, 2000, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the holders of Shares, (B) approved and adopted this Agreement and the Transactions (such approval and adoption having been made in accordance with Michigan Law), (C) resolved to recommend that the holders of Shares accept the Offer and tender Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (D) resolved to amend the Rights Agreement as contemplated herein, and (ii) Deutsche Bank Securities, Inc. has delivered to the Board an opinion, which will be confirmed promptly in writing, that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b). If so requested by the Purchaser, the Company will take all reasonable actions necessary in support of any consent solicitation and/or tender offer for the Company's outstanding 9.25% senior subordinated notes due 2008. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

                  (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing, except as provided in Section 7.05(b), the recommendation of the Board described in

Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing with any comments, whether written or oral, the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.

                  (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall promptly furnish or cause to be furnished to Purchaser such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver or cause to be delivered to the Company all copies of such information then in their possession or the possession of their agents or representatives.


                                  ARTICLE III

                                   THE MERGER

                  SECTION 3.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Michigan Law, Purchaser shall be merged with and into the Company.

                  SECTION 3.02. EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF

THE MERGER") with the Administrator of the State of Michigan, in such forms as are required by, and executed in accordance with, the relevant provisions of Michigan Law (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

                  SECTION 3.03. EFFECT OF THE MERGER. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 3.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time, subject to Section 7.07(a), the Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; PROVIDED, HOWEVER, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Primark Corporation."

                  (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 3.05. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

                  SECTION 3.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.08, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

                  (c) Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation; and

                  (d) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Michigan Law ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Michigan Law, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to
         Section 3.08.

                  SECTION 3.07. EMPLOYEE STOCK OPTIONS. (a) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) terminate the stock option plans listed in item 2 of Section 4.03 of the Disclosure Schedule, each as amended through the date of this Agreement (the "COMPANY STOCK OPTION PLANS"), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "COMPANY STOCK OPTION") that is outstanding and unexercised as of such time. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not then exercisable or vested, shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such Company Stock Option, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

                  (b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement so as to exempt such dispositions under Rule 16b-3 of the Exchange Act.

                  SECTION 3.08. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 3.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

                  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate.

                  (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser that:

                  SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.
(a) Each of the Company and each subsidiary of the Company ("SUBSIDIARY") is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

                  (b) Except as disclosed in Section 4.01(b) of the Disclosure Schedule (the "DISCLOSURE SCHEDULE") and except for the Subsidiaries identified in Exhibit 21.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (other than Yankee Group Research, Inc.), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  SECTION 4.02. ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company each the Subsidiary. Such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-laws or equivalent organizational documents.

                  SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 Shares and 4,000,000 shares of preferred stock, par value $1.00 per share ("COMPANY PREFERRED STOCK"). As of May 31, 2000, (a) 20,282,597 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) no Shares are held in the treasury of the Company, (c) no Shares are held by any Subsidiary, and (d) 565,361 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03, except for the Shareholder Agreements, and except for the rights (the "RIGHTS") issued pursuant to the Rights Agreement, dated as of May 29, 1997 (the "RIGHTS AGREEMENT"), between the Company and BankBoston, N.A., as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as set forth in Section 4.03 of the Disclosure Schedule, each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                  SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining approval of the shareholders of the Company, if required, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Michigan Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) subject to obtaining the Company Required Approvals and, in the case of the Merger, the approval of the shareholders of the Company, if required, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining the consents listed in Section 4.05 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the requirements in the countries where a merger filing will be necessary, and filing and recordation of appropriate merger documents as required by Michigan Law (the "COMPANY REQUIRED APPROVALS"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  SECTION 4.06. PERMITS; COMPLIANCE. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1997. The SEC Reports (x) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.07 (a) of the Disclosure Schedule, no Subsidiary is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) and except where the failure to so fairly present such financial position, results of operations or cash flows would not have a Material Adverse Effect).

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1999, including the notes thereto (the "1999 BALANCE SHEET") or as set forth in Section 4.07(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 1999 that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                  SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) neither the Company nor, to the knowledge of the Company, any Subsidiary has taken any action that if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 6.01, other than, in the case of clauses (a) and (c), any action specifically identified in the Company's 2000-2004 business plan as an action to be taken during the first or second quarter of 2000, and any action disclosed in a press release issued by the Company after December 31, 1999 and prior to the date hereof.

                  SECTION 4.09. ABSENCE OF LITIGATION. Except as disclosed in
Section 4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that (a) would have a Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect.

                  SECTION 4.10. EMPLOYEE BENEFIT PLANS. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate, (ii) each material employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any material plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, with the exception of any plans, programs or arrangements not subject to United States law, the "PLANS"). The Company has made available to Purchaser a true and complete copy of each Plan and has made available to Purchaser a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, as applicable (i) a copy of each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") or other applicable law.

                  (b) Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Except as set forth in
Section 4.10(b) of the Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

                  (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under and are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

                  (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

                  (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists which could give rise to any such liability.

                  (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

                  (g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, all directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

                  (h) In addition to the foregoing, with respect to each material plan, program or arrangement described in Section 4.10(a) that is not subject to United States law (a "NON-U.S. BENEFIT PLAN"):

                  (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a PRO RATA contribution for the period prior to and including the date of this Agreement has been made or accrued;

                  (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

                  (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is available. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States laws and regulations.

                  SECTION 4.11. LABOR AND EMPLOYMENT MATTERS. (a) Except as set forth in Section 4.11 of the Disclosure Schedule, (i) to the knowledge of the Company, there are no controversies pending or threatened between the Company or any Subsidiary and any of their respective employees, which controversies would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;
(iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any

Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other court or tribunal or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of any labor union is not required to consummate the Transactions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

                  (b) The Company and the Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, individual and collective consultation, notice of termination, redundancy and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except where the failure to be in compliance, withhold or pay any such liability would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. To the knowledge of the Company, the Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary other than claims that would not prevent or materially delay consummation of the Offer or the Merger or have Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, other than those that would not prevent or materially delay consummation of the Offer or the Merger or have Material Adverse Effect. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company, other than charges or proceedings that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, other than charges that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material

Adverse Effect. No inquiry or investigation affecting any Company or any Subsidiary has been made or threatened by the Commission for Racial Equality, the Equal Opportunities Commission or any similar body other than inquiries or investigations that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  (c) Except as disclosed in Section 4.11 of the Disclosure Schedule, (i) all subsisting contracts of employment to which the Company or, to the knowledge of the Company, any Subsidiary is a party are terminable by the Company or any Subsidiary on three months' notice or less without compensation (other than in accordance with applicable legislation); (ii) there are no customs, established practices or discretionary arrangements of the Company or, to the knowledge of the Company, any Subsidiary in relation to the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any Subsidiary has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee or to make any payment for breach of any agreement listed in Section 4.10(a) of the Disclosure Schedule;
(iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, any Subsidiary which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

                  SECTION 4.12. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as hereinafter defined) or the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Shareholders' Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.13. PROPERTY AND LEASES. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not have a Material Adverse Effect.

                  (b) The Company does not own any real property.

                  (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

                  SECTION 4.14. INTELLECTUAL PROPERTY. Except as would not have a Material Adverse Effect (a) the conduct of the business of the Company and the Subsidiaries as currently conducted, with respect to their owned Intellectual Property, does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company and, to the knowledge of the Company, the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole ("COMPANY OWNED INTELLECTUAL PROPERTY"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries, taken as a whole, as currently conducted ("COMPANY LICENSED INTELLECTUAL PROPERTY"), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property;
(d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

                  SECTION 4.15. TAXES. The Company and the Subsidiaries have filed all United States federal, state, local and United Kingdom and other non-United States Tax returns and reports required to be filed by them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that would not have a Material Adverse Effect. Except as disclosed in Section 4.15 of the Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes. Except as disclosed in Section 4.15 of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax.

                  SECTION 4.16. ENVIRONMENTAL MATTERS. Except as described in
Section 4.17 of the Disclosure Schedule or as would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company has not received any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed by the Company;
(d) the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens);
(e) the Company is in compliance with all permits, licenses and other authorizations required under any Environmental Law ("ENVIRONMENTAL PERMITS"), and, to the knowledge of the Company, all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, costs or liability; and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

                  SECTION 4.17. AMENDMENT TO RIGHTS AGREEMENT. The Board has authorized an amendment to the Rights Agreement so that so long as this Agreement has not been terminated (a) none of the execution or delivery of this Agreement or the Shareholder Agreements, the making of the Offer, the acceptance for payment of Shares by Purchaser pursuant to the Offer, the consummation of the Merger or the consummation of any other Transaction will result in (i) the occurrence of the "flip-in event" described under Section 11 of the Rights Agreement, (ii) the occurrence of the "flip-over event" described in Section 13 of the Rights Agreement, or (iii) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing Shares, and (b) the Rights will expire pursuant to the terms of the Rights Agreement at the Effective Time. The Company shall use its best efforts to effect such amendment.

                  SECTION 4.18. MATERIAL CONTRACTS. (a) Subsections (i) through
(x) of Section 4.19 of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.19(a) of the Disclosure Schedule being the "MATERIAL CONTRACTS"):

                  (i) each contract and agreement which (A) is likely to involve consideration of more than $1,000,000, in the aggregate, during the calendar year ending December 31, 2000, (B) is likely to involve consideration of more than $5,000,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

                  (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or, to the knowledge of the Company, any Subsidiary is a party except any such contract that can be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

                  (iii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

                  (iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $1,000,000;

                  (v) all material contracts and agreements with any Governmental Authority to which the Company or to the knowledge of the Company, any Subsidiary is a party;

                  (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

                  (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or, to the knowledge of the Company, any Subsidiary that relates to the Company, any Subsidiary or their respective businesses; and

                  (viii) all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect.

                  (b) Except as would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and, to the knowledge of the Company, the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

                  SECTION 4.19. INSURANCE. (a) As of the date hereof, the Company and its Subsidiaries are, and continually since the later of 1997 or the date of acquisition by the Company have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

                  (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

                  (c) At no time subsequent to January 1, 1997 has the Company or, to the knowledge of the Company, any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto (or with respect to similar insurance) in prior years or that any current insurance coverage will not be available in the future, other than as a result of the Transactions, substantially on the same terms as are now in effect.

                  (d) BROKERS. No broker, finder or investment banker (other than Deutsche Bank Securities, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Deutsche Bank Securities, Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 5.01. CORPORATE ORGANIZATION. Parent is a corporation duly organized and validly existing under the laws of the Province of Ontario. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, except where the failure to be so organized, existing and in good standing would not prevent or delay consummation of the Transactions or otherwise prevent Parent or Purchaser from performing any of their material obligations under this Agreement. Each of Parent and Purchaser has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power authority and government approvals would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

                  SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining approval of the shareholders of the Company, if required, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Michigan Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made and, subject, in the case of the Merger, to obtaining approval of the shareholders, if required, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws, the HSR Act and the requirements in the countries where a merger filing will be necessary or advisable, and the filing and recordation of appropriate merger documents as required by Michigan Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

                  SECTION 5.04. FINANCING. At the time of execution of this Agreement, expiration of the Offer and at the Effective Time, either Purchaser will have available or Parent will make available or cause one or more of its affiliates to make available the funds necessary to purchase all of the Shares pursuant to the Offer and the Merger and to pay all fees and expenses in connection therewith.

                  SECTION 5.05. OFFER DOCUMENTS; PROXY STATEMENT; SCHEDULE 14D-9. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Schedule 14D-9 and Proxy Statement, if any, shall not, at the date first mailed to shareholders of the Company, and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 5.06. VOTE REQUIRED. No vote of the holders of any of the outstanding shares of capital stock of Parent is necessary to approve this Agreement and the transactions contemplated hereby.

                  SECTION 5.07. OWNERSHIP OF SHARES. As of the date of this Agreement, Parent does not beneficially own any Shares.

                  SECTION 5.08. BROKERS. No broker, finder or investment banker (other than Morgan Stanley Dean Witter and Compass Partners International, LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.


                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

                  (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 4,933,628 Shares issuable pursuant to the Company Stock Option Plans outstanding on the date hereof) or (ii) any material assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a direct or indirect wholly owned Subsidiary may declare and pay a dividend or make an advance to its parent or the Company;

                  (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than pending acquisitions or minority investments, in each case publicly announced prior to the date hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to (A) any capital expenditures in excess of $4,000,000 in the aggregate per month, (B) any single capital expenditure which is in excess of $500,000 or (C) any single capital project that is reasonably likely to cost $2,000,000 or more in the aggregate for the Company and the Subsidiaries taken as a whole; (iv) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly-owned Subsidiary, in excess of $500,000 for a single transaction and $1,000,000 in the aggregate; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this
         Section 6.01(e);

                  (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any

         Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability, except in the ordinary course of business or in a manner consistent with past practice;

                  (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1999 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (j) amend, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

                  (k) commence or settle any material Action; or

                  (l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  SECTION 7.01. SHAREHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "SHAREHOLDERS' MEETING"), and
(ii) subject to the terms of this Agreement, include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to the Purchaser or Parent, the unanimous recommendation of the

Board that the shareholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Shareholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

                  (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 450.1711(i) of Michigan Law, as promptly as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

                  SECTION 7.02. PROXY STATEMENT. If approval of the Company's shareholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

                  SECTION 7.03. COMPANY BOARD REPRESENTATION; SECTION 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions within its power reasonably necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) the board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two members of the Board (in addition to the Company's Chief Executive Officer) and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who were directors of the Company on the date hereof or designees of such directors.

                  SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, to the extent permitted by applicable law, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through their officers, employees or agents, may reasonably request.

                  (b) All information obtained by Parent or Purchaser pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated April 4, 2000 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company.

                  (c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

                  SECTION 7.05. NO SOLICITATION OF TRANSACTIONS. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, including a Superior Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Acquisition Proposal, except that the Company may take any action referred to in this clause (ii) if (A) the Board determines in good faith after having received advice from outside legal counsel that such action is required by the fiduciary duties of the Board under applicable law, (B) the Board determines in good faith that the Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (C) after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 7.05, made by a third person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, if and only if, the Board reasonably determines (after consultation with its financial advisor and outside counsel) (x) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Offer and the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent, and (y) that the person or entity making such Superior Proposal is capable of consummating such Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

                  (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, in connection with an Acquisition Proposal, the Board determines in good faith (i) after having received advice from outside counsel that such action is required by the fiduciary duties of the Board under applicable law and (ii) that the Acquisition Proposal constitutes a Superior Proposal, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger.

                  (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal.

                  (d) The Company shall promptly advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

                  (e) Nothing contained in this Section 7.05 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders, if the Board determines in good faith, after having received advice from outside legal counsel, that such action is required under applicable law; PROVIDED, HOWEVER, that neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 7.05(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Offer, the Merger or any other Transaction or shall approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, including a Superior Proposal.

                  (f) The Company agrees, except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

                  SECTION 7.06. EMPLOYEE BENEFITS MATTERS. (a) Parent and Purchaser agree that following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("RETAINED EMPLOYEES") with employee plans and programs which provide benefits that are no less favorable in the aggregate than those provided to similarly situated employees of the Thomson Financial group of Parent. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but, except as required by applicable law, not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, with respect to any medical, dental, pharmaceutical and/or vision benefit plan of Parent in which employees of the Company may participate following the Effective Time (a "New Plan"), Parent shall cause all pre-existing condition exclusion and actively-at-work requirements to be waived for such employees and their covered dependents (PROVIDED, HOWEVER, that such waiver shall not apply to any pre-existing condition that excluded any such employee or dependent prior to the Effective Time from the corresponding Plan maintained by the Company) and shall provide that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant New Plan after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and its Subsidiaries.

                  (b) In addition, Parent and Purchaser shall provide severance arrangements to the individuals set forth in Exhibit 7.06(b) for the time periods and for the amounts contained therein.

                  SECTION 7.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

                  (b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law to indemnify, defend and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (plus local counsel, if applicable) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm.

                  (c) The Surviving Corporation shall maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.07(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $215,000 per annum in the aggregate).

                  (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 7.07.

                  SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 7.09. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and in the other countries where a merger filing is necessary or advisable, including but not limited to the United Kingdom and the Federal Democratic Republic of Germany, with respect to the Transactions and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to inform or consult with any trade unions, works councils, employee representatives or any other representative body as required, and to fulfill the conditions to the Offer and the Merger; PROVIDED that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  SECTION 7.10. PUBLIC ANNOUNCEMENTS. Parent and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.


                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                  SECTION 8.01. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) SHAREHOLDER APPROVAL. If and to the extent required by Michigan Law, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the shareholders of the Company;

                  (b) HSR ACT; OTHER COMPETITION ACTS. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and in the other countries where a merger filing was necessary (including, but not limited to the Federal Democratic Republic of Germany, and if deemed necessary, the European Commission) shall have expired or been terminated;

                  (c) UK COMPETITION COMMISSION. The UK Office of Fair Trading shall have indicated, in terms satisfactory to Parent and Purchaser in their reasonable discretion, that it is not the intention of the Secretary of State for Trade and Industry to refer the Transactions, or any matter arising therefrom, to the Competition Commission.

                  (d) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

                  (e) OFFER. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company:

                  (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

                  (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before December 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

                  (c) By Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within ten (10) business days following the date of this Agreement, or (B) terminated the Offer, or the Offer shall have expired, without

         Purchaser having accepted any Shares for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

                  (d) By the Company if Purchaser shall have (A) failed to commence the Offer within ten (10) business days following the date of this Agreement, or (B) terminated the Offer, or the Offer shall have expired, without Purchaser having accepted any Shares for payment thereunder, unless such action or inaction under (A) or (B) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement.

                  SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any fraud or willful breach hereof prior to the date of such termination; PROVIDED, HOWEVER, that the Confidentiality Agreement shall survive any termination of this Agreement.

                  SECTION 9.03. FEES. (a) In the event that

                  (i) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, and this Agreement shall have been terminated pursuant to Section 9.01(b)(i), 9.01(c) or 9.01(d); or

                  (ii) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied and (C) this Agreement shall have been terminated pursuant to Section 9.01; or

                  (iii) this Agreement is terminated (A) pursuant to Section 9.01(c)(ii) or (B) pursuant to Section 9.01(c)(i) or 9.01(d), to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in Section 9.01(c)(i) or 9.01(d), as the case may be, shall relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by the Company of any of its material representations or warranties contained in this Agreement; or

                  (iv) the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after the termination of this Agreement pursuant to Section 9.01(c) or (d), and the Company shall not therefore have been required to pay the Fee to Parent pursuant to Section 9.03(a)(i), 9.03(a)(ii) or 9.03(a)(iii);

THEN, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $42,000,000 (the "FEE"), which amount shall be payable in immediately available funds. Notwithstanding the foregoing, the Company shall not be required to pay Parent the Fee if this Agreement is terminated pursuant to
Section 9.01 if the failure to consummate the Offer is the result of the failure of the conditions set forth in clause (ii) of the introductory paragraph or clause (a) or (b) of Annex A to be satisfied. In addition, notwithstanding the foregoing, the Company shall be required to pay to the Parent only $11,000,000 of the Fee in the event this Agreement is terminated due to the occurrence of any event in clause (f) of Annex A; PROVIDED, that if the Company consummates a transaction that would be an Acquisition Proposal within 12 months of the date of such Termination, the Company shall pay to the Parent the balance of the Fee.

                  (b) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Shareholder Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

                  (c) In the event that the Company shall fail to pay the Fee when due, the term "Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank's Base Rate.

                  SECTION 9.04. AMENDMENT. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  SECTION 9.05. WAIVER. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

                  if to Parent or Purchaser:

                           The Thomson Corporation
                           Metro Center
                           One Station Plaza
                           Stamford, Connecticut  06902
                           Telecopier No:  (203) 348-5718
                           Attention:  General Counsel

                  with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Telecopier No:  (212) 848-7179
                           Attention:  David W. Heleniak, Esq.

                  if to the Company:

                           Primark Corporation

                           1000 Winter Street
                           Suite 4300N
                           Waltham, MA  02451-1241
                           Telecopier No:  (781) 890-6190
                           Attention:  General Counsel

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, NW
                           Washington, DC  20005
                           Telecopier No:  (202) 393-5760
                           Attention:  Stephen W. Hamilton, Esq.

                  SECTION 10.02. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 10.03. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Shareholder Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 10.04. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 10.05. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 10.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by Michigan Law). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the County of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

                  SECTION 10.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

                  SECTION 10.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.10. DISCLOSURE SCHEDULE. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all Sections of the Disclosure Schedule but only if such deemed disclosure is readily apparent based on the disclosure in such other Section. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed or that it is material, nor shall such information be deemed to establish a standard of materiality.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                           THE THOMSON CORPORATION



                                           By
                                             -----------------------------------
                                              Title:



                                           MARQUEE ACQUISITION CORPORATION



                                           By
                                             -----------------------------------
                                              Title:



                                           PRIMARK CORPORATION



                                           By
                                             -----------------------------------
                                              Title:

                                                                         ANNEX A



                             CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act, the antitrust laws in the Federal Democratic Republic of Germany and the United Kingdom and in the other countries where a merger filing was necessary shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

                  (a) there shall have been instituted, threatened or be pending any Action before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to any Shareholder Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect;

                  (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act and in the other countries where a merger filing was necessary or advisable, to the Offer, the Shareholder Agreements or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c)      any Material Adverse Effect shall have occurred;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Pacific Exchange, Inc. (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

                  (e) (i) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, or (ii) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, or the Agreement, or approved or recommended any Acquisition Proposal other than the Offer or the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

                  (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed of complied with by it except, in each case, (A) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period or (B) where the failure of such representations and warranties to be true and correct, or the failure to perform or comply with such obligations, agreements or covenants, would not, individually or in the aggregate, have a Material Adverse Effect; or

                  (g) the Agreement shall have been terminated in accordance with its terms.

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.